Exhibit 4.31

No.: BC2024052900000458

Credit Line Agreement

Credit Line Agreement

Credit Line Agreement

The Company: Shenzhen Xunlei Networking Technologies Co., Ltd. (hereinafter referred to as “Party A”)
Main business site: 21/F, Xunlei Plaza, Baishi Road, Nanshan District, Shenzhen, China
Contact: Xie Xiangyun	Tel.: 18607550390
Fax: /	Email: /

Bank: Shanghai Pudong Development Bank Co., Ltd., Shenzhen Branch (hereinafter referred to as “Party B”)
Main business site: Pudong Development Bank Building, No. 88 Pucheng Road, Tianxin Community, Sungang Street, Luohu District, Shenzhen
Contact: Liu Yang	Tel.: 0755-81117900

Pursuant to relevant laws and regulations, the following agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between Party A and Party B on the basis of equality, mutual benefits and voluntariness after reaching consensus via negotiation:

Part 1 General Terms and Conditions

1. Agreement: Refers to any or all documents signed by and between Party A and Party B within the term of availability, including agreement on change of credit line (in the form of Appendix 1) and accompanying financing documents, they shall serve as an indispensable part of this Agreement and shall be read together with this Agreement.

Where there is any inconsistency between this Agreement (including supplemental agreements) and the accompanying financing documents, the latter shall prevail.

2. Credit Line: For the purpose of this Agreement, the term of availability refers to the valid term during which Party B grants the credit line to Party A pursuant to the provisions of the Commercial Terms (Financing Credit Line Form) (Part 2 to this Agreement) or any agreement on change of credit line, and a period for which Party A applies for use of the credit line, rather than a debt performance period; the debt performance periods for various businesses hereunder shall be mutually agreed in the respective accompanying financing documents or commitment documents issued externally. It shall be the term of availability specified in the Financing Credit Line Form (Part 2 to this Agreement) or the term of availability explicitly specified in any valid agreement on change of credit line concluded by and between Party A and Party B, whichever is signed later. Party A shall apply to Party B for use of the credit line within the term of availability. Where Party

Credit Line Agreement

A submits an application beyond the term stated above, Party B may refuse such application no matter whether the credit line has been fully drawn down.

3. Credit Line Change: In case of any discrepancy between the terms stated herein and the Financing Credit Line Form, the latter (including the amendment to the Financing Credit Line Form made by Party A and Party B by an agreement on credit line change from time to time) shall prevail. If any accompanying financing document concluded by and between Party A and Party B within the term of availability conflicts with the terms of this Agreement, the former shall be applicable to the business involved in such accompanying financing document.

Notwithstanding the regulations above, if Party B believes that it is necessary, it can, for the purpose of ensuring the safety of creditor’s rights, inform Party A that the facility under any accompanying financing document becomes mature in advance. In such case, Party A shall repay the financing amount immediately. For the L/C, L/G/SLC, bank acceptance and other business recognized by Party B, Party A shall make up the margin to 100% immediately.

4. Financing: As per the provisions of this Agreement and any accompanying financing document, Party A can, within the credit line and term of availability, apply to Party B for credit financing (collectively known as “financing” herein). The specific applicable financing variety shall be subject to the financing credit line form. Party B’s commitment to the financing amount hereunder is a commitment that is unconditionally revocable at any time, that is, Party B has the right to unilaterally revoke the loan commitment at any time without prior notice, because of changes in laws, regulations or policies, restrictions from the government’s monetary policy or financial regulatory policy, or other reasons such as market conditions, fund position and financial cost, Party B’s own business needs, or deterioration of Party A’s credit standing. Party B may cancel, freeze or adjust the credit line at any time.

5. Accompanying Financing Documents. For the purpose of this Agreement, accompanying financing documents refer to the documents signed by Party A, including but not limited to:

(1) For loans, such documents refer to any other loan documents that may be signed with Party A, including contract on working capital loan and contract on fixed assets loan;

(2) For bill discounting, such documents refer to agreement on notes discounted and any other documents that may be signed with Party A.

(3) For guaranteed discounting of commercial acceptance bills, such documents refer to the agreement on commercial acceptance bill discounting and any other documents that may be signed with Party A.

(4) For factorage financing, such documents refer to the agreement on factorage financing and any other documents that may be signed with Party A.

(5) For L/C (including domestic L/C) export bill purchase and outward bills purchased under collection, such documents refer to the agreement on export bill purchase and outward bills purchased under collection and any other documents that may be signed with Party A.

Credit Line Agreement

(6) For L/C advance against inward documentary bills, such documents refer to the agreement on advance against inward documentary bills and any other documents that may be signed with Party A.

(7) For packing loan, such documents refer to the agreement on packing loan and any other documents that may be signed with Party A.

(8) For the opening of L/C, such documents refer to the agreement on the opening of L/C and any other documents that may be signed with Party A.

(9) For the opening of L/G and SLC, such documents refer to the agreement on the opening of L/G and SLC.

(10) For the opening of bank acceptance, such documents refer to the agreement on the opening of bank acceptance and any other documents that may be signed with Party A.

(11) Other financing documents signed by and between Party A and Party B.

For Party A’s application related to the use of credit line, Party B shall release the fund to Party A according to the conditions stipulated in this Agreement and accompanying financing documents and/or issue a letter of commitment at the request of Party A as long as the application satisfies the provisions of this Agreement and Party B. However, Party B shall not cancel or change the credit application/agreement that it has signed or submitted; otherwise, Party A shall pay Party B’s costs, fees and losses caused by its cancellation or change of application/agreement.

6. Document Submission. Party A shall provide Party B with the following documents or satisfy the corresponding conditions prior to the signature of this Agreement or at the request of Party B:

(1) Copies of Party A’s latest articles of association and business license;

(2) Board resolution on authorizing Party A to sign this Agreement and relevant accompanying financing documents;

(3) Party A’s power of attorney for the authorized representative and signature specimen of the authorized agent;

(4) All accompanying financing documents signed by Party A legally based on Party B’s requirements; and

(5) Other documents and/or conditions required by Party B.

7. Preconditions for Credit Line Use.

Party A must satisfy the following conditions prior to use of the credit line:

(1) Party A conducts normal production and operation activities, favorable financial conditions and has no deteriorated business conditions in the recent three years;

(2) Party A has committed no event of breach explicitly specified in the credit line agreement;

(3) If the business under this Agreement is guaranteed, the corresponding guarantee documents have been signed and become valid, necessary mortgage/pledge registration formalities have been finished and guarantee right has been established before Party B develops the specific business;

Credit Line Agreement

(4) Party A’s explicit plan of credit line. The factors and conditions of the specific business application conform to Party B’s relevant rules and systems and requirements for credit line approval as well as the requirements for handling the specific financing business;

(5) Party A has provided its information and statements regarding its production, business and financial activities and commits to provide and accept Party B’s supervision and inspection within the term of this Agreement in time;

(6) The amount of credit line to be used does not exceed the remaining credit balance;

(7) Party A’s specific business application shall be proposed within the term of availability; the day when fund is released or when Party B is required to open L/C, L/G/SLC and bank acceptance or other businesses are developed must be Party B’s working days;

(8) Other preconditions required by Party B (if any; see “Other Matters as Mutually Agreed” in Part 2).

8. Amount of Credit Line Occupied. It refers to the sum of financing funds that Party B has released to Party A at all times as per this Agreement and accompanying financing documents and that Party A has not repaid the principal, financing commitment provided to Party A (including the committed amount under specific signed financing agreement) with principal to be drawn by Party A, as well as the amount of the guarantee commitments (including but not limited to L/C, L/G/SLC) issued at the request of Party A, but excluding the financing funds corresponding to the margin, certificate of deposit, treasury bond, bank acceptance or other guarantees provided by Party A or Party A’s guarantor that conform to Party B’s management rules, unless otherwise specified herein.

9. Revolving. For the revolving credit line, the amount of credit line occupied by the amount involving the obligations that have been performed will be recovered after Party A finishes performing the obligations under this Agreement and accompanying financing documents (including repaying the financing fund or advances made by Party B, Party B’s discharge from liabilities under relevant guarantee commitments due to its fulfillment of obligations under the underlying contract, making up 100% margin or Party B’s discharge from the external payment liabilities). Party A can, within the term of availability specified in this Agreement, apply to Party B for use of the credit line continuously. The non-revolving credit line, once occupied, cannot be recovered after Party A finishes performing repayment and other obligations, unless otherwise agreed by Party B. Within the term of availability, Party B is entitled to review Party A’s conditions and the collateral per year, unless otherwise specified. If Party A passes review, it can use the credit line next year continuously; otherwise, Party B is entitled to cancel Party A’s credit line at the beginning of next year. In such case, except for the accompanying financing documents that have become valid, the credit line that has not been used yet and will be returned in future will not be usable any longer.

10. Guarantee. If the credit line under this Agreement is guaranteed, Party A shall apply for financing as per this Agreement on the basis that the guarantee document has been signed and come into effect, and that if the guarantee contract is a mortgage/pledge contract, the security interests

Credit Line Agreement

under the contract have been created and continuously valid. If the financing credit line form requires the proportion of margin for opening L/C, L/G/SLC and bank acceptance, Party A can open the above on the basis that the margin in the aforesaid proportion has been paid off. If Party A plans to apply for a change, which leads to an increase of the credit line, Party A shall provide more guarantee or urge the guarantor to confirm the change and provide more guarantee as required by Party B. For the credit line that can be used continuously next year after Party B’s review, Party A shall ensure the guarantee will remain valid continuously at the request of Party B.

11. Taxation. Party A shall repay the financing fund under this Agreement in full amount without any deduction, unless it is required to deduct relevant taxes when making repayment as per laws. If Party A must deduct relevant taxes as per laws, it shall provide Party B with duty-paid proof within 15 (fifteen) days after making deduction. At the same time, Party A shall pay extra fees to Party B until the funds received by Party B are equal to the amount that Party B shall receive without any deduction.

12. Statement and Guarantee. Party A hereby makes the following statement and guarantee which are seen to be made by Party A repetitively per time when Party B provides Party A with financing as per this Agreement and accompanying financing documents and shall always remain valid.

(1) Party A is the enterprise (public institution) legal person or other economic organization duly established as per applicable laws and enjoying independent legal person qualification and complete financial system and repayment capacity, has the rights to conclude and perform this Agreement as per laws, sign this Agreement and any document related to this Agreement and has taken all necessary company behaviors to make this Agreement and any document related to this Agreement legal, valid and executable forcefully;

(2) Party A signs this Agreement and performs its obligations under this Agreement without violating any other contract or document it has signed, the company’s articles of association, any applicable law, regulation or administrative order, relevant documents, judgment or ruling of competent authority or conflicting any other obligation or arrangement it shall follow.

(3) Party A and any of its shareholders or associated company does not involve any liquidation, bankruptcy or reorganization program or is not merged, combined, spin-off, reconstructed, dissolved, shut down or does not enter similar legal programs or any case that may lead to such legal procedures.

(4) Party A does not involve any economic, civil, criminal, administrative proceeding or similar arbitration procedure that may exert adverse influence on it or any case that may lead to its involvement in such legal procedure or similar arbitration procedure.

(5) No any major assets of Party A’s legal representative, director, director or other senior managers and its client are executed forcefully, sealed up, detained, frozen, retained or supervised or involve any case that may lead to the consequence above.

(6) Party A ensures all the financial statements it issues (if any) conform to the applicable laws

Credit Line Agreement

and reflect its financial conditions truthfully, completely and fairly; all the documents, data and information it provides for Party B about itself and the guarantor when signing and performing this Agreement are authentic, valid, accurate and complete and do not conceal or omit anything required.

(7) Party A deals with all matters as per applicable laws and regulations, develops business based on the scope of business specified in its business license or approved as per laws and goes through registration and annual check formalities in time;

(8) Party A has disclosed the facts and conditions that it knows or shall know and based on which Party B decides whether granting the credit under this Agreement to Party B (including but not limited to business, finance and external guarantee).

(9) Party A’s internal management documents related to environment and social risks conform to laws and regulations and have been implemented faithfully.

(10) Party A ensures it has no any other case or event that causes or may cause major adverse influence on its performance capacity.

13. Commitments. Party A makes the following commitments which are seen to be a new commitment made by Party A repetitively each time when Party B provides financing for Party A as per the provisions of this Agreement and financing attachments and shall always remain valid.

(1) Party A shall abide by and perform all its obligations under this Agreement and financing attachments strictly;

(2) Party A shall repay the financing fund or payment made in advance in time as per the provisions of this Agreement and accompanying financing documents or make up 100% margin at the request of Party B, unless otherwise specified in this Agreement or financing attachments. Party A shall apply for, obtain and abide by all the approvals, authorizations, registrations and licenses required as per the applicable laws and regulations and always make them valid so that it could sign and perform the obligations specified in this Agreement and any document related to this Agreement lawfully. As long as Party B requires, Party A shall issue relevant certificates with no delay;

(3) Within 5 (five) Party B’s working days upon knowing its involvement in any economic, civil, criminal, administrative proceeding or similar arbitration procedure which may exert adverse influence on itself or within 5 (five) Party B’s working days upon knowing any of its assets may be executed forcefully, sealed up, detained, frozen, retained or supervised, Party A shall inform Party B in writing and state in detail the influence and remedial measures it has taken or will take;

(4) Without Party B’s written consent, Party A shall not provide guarantee which exerts material adverse influence on its financial conditions or capacity of performing the obligations under this Agreement for a third party;

(5) Without Party B’s written consent, Party A shall not repay other long-term debts in advance by exerting major adverse influence on its capacity of performing the obligations under this Agreement;

(6) From the date when this Agreement is concluded to the full repayment of debts under this Agreement and accompanying financing documents, without Party B’s written consent, Party A:

1)will not make significant investment, transfer its shares, have changes in de facto controller or majority shareholder, increase debt financing substantially, enter liquidation,

Credit Line Agreement

reconstruction or bankruptcy procedure, be merged, combined, separated, assigned, decapitalized, reorganized, dissolved, shut down or go out of business or involve other similar legal procedures and other matters that possibly affect its solvency;

2)will not sell, rent out, bestow, get foreclosed, exchange, transfer, assign, mortgage, pledge or dispose of in other ways whole or a substantial part of its important assets, except for the daily business demand;

3)will not provide guarantee to any third party that will result in a material adverse effect on its financial position or ability to perform obligations hereunder; or incur new substantive debts or early repayment of other long-term debts and such repayment may have a material adverse effect on its ability to perform obligations hereunder;

4)will not sign any contract/agreement exerting major adverse influence on its capacity of performing the obligations under this Agreement or bear related obligations that may exert the influence above.

(7) If the guarantee under this Agreement involves a special case or is changed certainly, Party A shall provide other guarantee recognized by Party B based on Party B’s requirements. The said special case or change includes but is not limited to the guarantor’s production suspension, business shutdown, dissolution, business suspension for rectification, revoking or cancellation of business license, application or passive application of reorganization, bankruptcy, substantial change of business or financial conditions, involvement in major lawsuit or arbitration, lawsuit, arbitration or other compulsory measures against legal representative/person in charge, depreciation or possible depreciation of collateral, seal-up and other property preservation measures, violation of the guarantee contract and request for terminating guarantee contract.

(8) Party A shall also go through notarization with compulsory execution effect from the notary organ recognized by Party B at the request of Party B and agrees to accept the compulsory execution voluntarily;

(9) Party A shall inform Party B, at all times, of the event that may influence its capacity to perform the obligations under this Agreement and any document related to this Agreement.

(10) Special provisions on group client (applicable to group clients).

If Party A to this Agreement is a group client, Party A hereby commits that:

1)Party A shall report the associated transactions which are above 10% of the actual addressee’s net assets in time, including a. association of all transaction parties; b. transaction project and transaction nature; c. amount or the corresponding proportion of transaction; d. pricing policy (including the transaction with no amount or with symbolic amount).

2)If the actual addressee has any of the following cases, Party A is seen as a breach of this Agreement. In such case, Party B is entitled to decide if to cancel the credit that Party A has not used yet unilaterally and collect the credit used partially or wholly or ask Party A to make up the margin to 100%. a. The addressee provides false materials or conceals major business and financial information; b. The addressee changes the original credit purpose, embezzles credit or uses bank credit to engage in illegal transactions arbitrarily without Party B’s consent;

Credit Line Agreement

c. The addressee extracts bank capital or credit at Party B’s site by discount or pledging in virtue of false contract among associated parties and with creditor’s rights with no trading background such as notes receivable and accounts receivable; d. The addressee refuses to accept Party B’s supervision and inspection of its use of credit capital and relevant business and financial activities; e. The addressee is merged, purchased or reorganized substantially, which Party B deems probably influential to the credit safety; f. The addressee avoids bank creditor’s rights purposefully by connected transaction.

(11) Special provisions, commitment and conventions on green credit (applicable to the clients whose construction, production and operation activities of nuclear power station, large hydropower station, water conservancy project and resources mining project may change the original environment status and generate serious environmental and social consequences that could hardly be eliminated as well as the clients whose construction, production and operation activities of petroleum refining, coking, nuclear fuel processing, chemical raw materials and manufacturing of chemical products which lead to serious environmental and social consequences that could be eliminated through mitigation measures):

1)Party A commits to provide its environmental, social and governance risk reports to Party B, and declares and undertakes that it will enhance the management of environmental, social and governance risks, including a. environmental, social and governance risks related internal management documents conform to the laws and regulations and will be performed in good faith; b. there is no any major lawsuit case related to environmental, social and governance risks.

2)Party A commits that it will accept Party B’s supervision and strengthen environmental, social and governance risk management, including a. Party A commits that all the behaviors and performances related to environmental, social and governance risks conform to the requirements; b. Party A commits that it will establish and improve the internal management system regarding environmental, social and governance risks, and has specified the measures on the responsibilities, obligations and punishment of its relevant responsible persons; c. Party A commits that it will establish and improve the emergency mechanism and measures on environmental, social and governance risk emergencies; d. Party A commits that it will designate a special department and/or person to take charge of environmental, social and governance risks; e. Party A commits that it will coordinate with Party B or a third party recognized by Party B to assess and check its environmental, social and governance risks; f. Party A undertakes that it will give response actively for the big doubts on its control environmental, social and governance risks from the masses or other interest related parties; g. Party A commits that it will urge its critical associated parties to strengthen management to prevent their environmental, social and governance risks from affecting clients; h. Party A commits that it will perform other matters that Party B believes are associated with control environmental, social and governance risks.

3)Party A commits that it will report any of the following cases to Party B in time and sufficiently upon their occurrence: a. licenses, approvals and checks related to environmental,

Credit Line Agreement

social and governance risks in the process of commencement, construction, operation and shutdown; b. assessment and check of Party A’s environmental, social and governance risks by environmental, social and governance risk supervision agency or the organ that the agency recognizes; c. construction and operation of supporting environmental facilities; d. pollutant emission and objective; e. employees’ safety and health; f. major complaint and protest against the environment and social risks by adjacent communities; g. major environment and social claims; h. other major cases that Party B believes are associated with environmental, social and governance risks.

4)Party A is seen as a breach of this Agreement if Party A and its actual credit grantor involve any of the following cases: a. Party A’s statements, warranties and representations related to environmental, social and governance risks are not performed earnestly; b. Party A is subjected to the punishment of relevant government organs due to its improper environmental, social and governance risk management; c. Party A is queried by the mass and/or media due to its improper environmental, social and governance risks management; d. other events of default related to environmental, social and governance risks management as specified by Party B and Party A, including cross default.

If Party A involves any of the events of default above, Party B can unilaterally decide if a. canceling the commitment of credit granting it has been made; b. suspending the allocation of loan until Party A takes the remedial measures that satisfy Party B; c. collecting the loan issued in advance; d. exercising relevant mortgage and pledge rights and other punitive measures in advance when Party A cannot repay the loan; e. other punishment measures specified by Party A and Party B.

(12) Party A undertakes that it will not increase local government’s implicit debt in violation of regulations, otherwise, Party B may suspend/terminate Party A’s financing or drawdown, cancel the credit line, and declare the disbursed financing fund mature earlier in part or in whole. Party B may also report such situation to relevant regulatory authorities.

(13) With regard to anti-money laundering, Party A acknowledges and agrees that Party B may assess money laundering risk for any transactions hereunder according to the applicable anti-money laundering laws and regulations and its internal management requirements. If Party A breaches Party B’s anti-money laundering regulations, or Party A and/or any transactions hereunder are reasonably suspected by Party B of participation in illegal activities such as money laundering, sanction, financing of terrorism or financing for the spread of weapons of mass destruction, export control, or tax evasion, Party B may take necessary control measures according to the anti-money laundering regulations of the People’s Bank of China and its internal management rules. In addition, Party B may directly restrict or suspend all or partial businesses hereunder without notice to Party A, declare early maturity of the loans, terminate this Agreement without any liability, and require Party A to compensate all losses caused to Party B thereby.

(14) Party A/the guarantor hereby agrees and irrevocably authorizes Party B to submit the information of all contracts/agreements/commitments concluded by Party A/the guarantor and Party B, including the information about the performance of the said

Credit Line Agreement

contracts/agreements/commitments, as well as the basic enterprise information and other information provided by Party A/the guarantor, for the basic financial credit information database set up by the State, according to the requirements of the Regulations on the Management of Credit Investigation and other credit standing related laws and regulations, as well as the collection requirements for the basic financial credit information database set up by the State, so that the institutions eligible for query could query and use it. At the same time, Party B is also entitled to query and use the credit information about Party B/the guarantor included in the financial credit information database set up by the State. The authorization covers all links of Party B’s necessary business management under this Agreement prior to and after the signature of this Agreement and remains valid until this Agreement is terminated.

(15) Party A hereby acknowledges that it has fully understood and known Party B’s provisions on the banning of its employees’ pursuit of personal interests in any form in virtue of its post and commits that it will avoid the case above in an honest and fair manner and will not provide Party B’s employees with kickback, cash gift, securities, valuable articles, awards, compensation of private fees, private tourism, high consumption recreation and other unjust interests in any form privately.

14. Fees and Expenses: Party A shall pay relevant fees and taxes as per laws, regulations and this Agreement.

15. Default Interests. Both parties shall specify the default interests against financing under this Agreement and default interests against embezzlement of loan and its charging rules via negotiation in the financing credit line form or accompanying financing documents.

16. Conversion of Exchange Rate. In case of calculating the amount used, if the financing currency is not in consistency with the currency of credit line, Party B has the right to convert them based on its relevant exchange rate. If the change of exchange rate makes the amount of credit line occupied under this Agreement exceed the maximum credit line above, Party B has the right to ask Party A to repay the excessive amount. If the currency of repayment made by Party A (including authorized repayment) is not in consistency with the financing currency, Party B has the right to make repayment by purchasing foreign exchange based on its exchange rate and the exchange rate risks arising therefrom shall be borne by Party A.

17. Authorized Repayment and Offset. Party A hereby authorizes Party B to, on behalf of Party A, deduct fund from any account it opens at Shanghai Pudong Development Bank Co., Ltd. (whichever the currency) against any mature debt not paid by Party A no matter whether the debt is under this Agreement or accompanying financing documents, so that Party B can use the fund for repaying the debts. The authorization is irrevocable. In case of conversion of exchange rate, Party B shall make conversion based on its exchange rate determined and the risks of exchange rate shall be borne by Party A.

Credit Line Agreement

18. Debt Certificate. Party B will maintain a set of account book and voucher related to the business activities specified in this Agreement and financing attachments inside its account according to the business operation criteria that it always follows, as proof for Party B’s financing funds, interests and fees. Except for the obvious errors, Party A acknowledges that the valid certificates of creditor’s rights in the financing hereunder shall be the accounting vouchers or other valid evidentiary materials issued and recorded by Party B according to its business regulations.

19. Transfer. Party A shall not transfer any of its right or obligation under this Agreement. Party B can transfer any of its right or obligation under this Agreement to a third party at all times and disclose any information related to this Agreement to the third party, including any information provided by Party A and its guarantor for Party B for the purpose of this Agreement.

20. Information Disclosure. Party A agrees, besides the disclosures allowed in Article 19 hereof, Party B can also disclose any information related to this Agreement to its head office, branches, associated agencies or the personnel employed by them. At the same time, Party B can also make disclosure as per the requirements of any law and regulation and the requirements of supervision department, government organ or judicial organ.

21. Breach of this Agreement.

(1) Events of Breach. Any of the following events of Party A shall constitute an event of breach of this Agreement and accompanying financing documents to Party B:

1) Party A violates any statement or guarantee of this Agreement or the statement or guarantee proves to be incorrect, false, misleading or has omissions or has been breached,

2) Party A fails to repay on time financing principal, interest and payables under the specific business application, violates or refuses to perform any matter committed under this Agreement, and/or Party A violates this Agreement or specific financing documents;

3) Party A commits material cross defaults, including but not limited to breach of any other financing contracts signed by it; or Party A fails to repay any due debts under other financing contracts or agreements signed by it;

4) The guarantor that provides guarantee for Party A has already been or will not be capable of providing guarantee for the financing or violates any guarantee document; or changes with adverse effects on Party A have occurred, including depreciation or possible depreciation of collateral, seal-up and other property preservation measures;

5) Party A is suspected of participating in illegal activities such as money laundering, sanction, financing of terrorism or financing for spread of weapons of mass destruction, export control, or tax evasion.

6) Party A increases local government’s implicit debt in violation of regulations.

7) Party A is involved in any circumstance that may affect Party B’s asset security.

Credit Line Agreement

(2) Consequences of Breach. If Party A commits any event of breach above, Party B, besides asking Party A to compensate all the losses thus caused, such as attorney fees, is also entitled(but is not obliged to) take the following measures separately or at the same time:

1) Adjust or cancel the credit line under this Agreement;

2) Collect the agreed liquidated damages from Party A, declare the debt specified in any accompanying financing document under this Agreement becomes mature in advance, either in part or in whole, and/or terminate this Agreement and all or part of accompanying financing documents; ask Party A to repay the financing capital and pay interests with no delay, either partially or wholly; as for the acceptance draft that has been realized or L/C, L/G/SLC opened by Party B within the service term of amount, Party B can ask Party A to pay more margin or transfer Party A’s deposit or its deposit in settlement account to its margin account for the purpose of external payment or margin paid for Party A probably in future. If Party B has paid relevant funds in advance, it can request Party A to make repayment immediately;

3) Calculate interests based on the default interest rate specified in this Agreement or in accompanying financing documents and charge compound interests against the interests that shall have been paid;

4) Deduct Party A’s fund at any of its accounts opened at Shanghai Pudong Development Bank as per the provisions of Article 17 hereof;

5) Require Party A to provide other guarantee acceptable to Party B;

6) Take other remedial measures according to law.

22. Applicable Laws and Judicial Jurisdiction. This Agreement shall be governed and interpreted by the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan Province, for the purpose of this Agreement). Any dispute in relation to the performance of this Agreement shall be resolved by both parties via negotiation. If, however, negotiation fails, both parties agree to file a lawsuit to the people’s court at the site of Party B. While the dispute is being resolved, all parties shall perform the non-disputable terms continuously.

23. Agreed Address of Service. Party B acknowledges that its valid address of service is the address first written above, at which Party A may directly give or mail any notice to be served to Party B under this Agreement, until such address is changed by Party B through announcement. Party A agrees that all notices given to Party B shall be deemed served upon actual receipt by Party B.

Party A acknowledges that its valid mail or electronic addresses are the address, fax and email first written above. All notices under this Agreement and legal instruments sent to Party A in course of litigation in connection herewith, such as correspondence, summons and notices, shall be deemed served as long as they are sent to the mail or electronic addresses first written above by mailing, fax or electronic transmission. The specific date of service shall be subject to the relevant provision in the Civil Procedure Law of the People’s Republic of China. In case of changing the address above, Party A shall give a prior notice to Party B; otherwise, the

Credit Line Agreement

address changed without notice shall not apply to Party B, and the service of address confirmed herein shall remain valid.

24. Business Day. A business day hereunder refers to any day Party B is open for corporate business, excluding any statutory holidays.

25. Term Severability. Any term judged invalid, illegal or non-executable forcefully in this Agreement or any financing attachment does not influence the validity, legality and forceful execution of other terms stated therein.

26. Term of Grace. Where Party B grants a term of grace or postpones an action against Party A’s breach of this Agreement or other behaviors during the whole term of this Agreement, it does not impair, influence or restrict Party B from enjoying all the rights or interests as the creditor as per laws or this Agreement or mean recognizing Party A’s breach of this Agreement or Party B’s waiving of the rights to take actions against Party A’s existing or future violation behaviors.

27. Relationship between Previous Credit Granting and this Agreement. Unless otherwise specified by both parties, if Party A and Party B have concluded a credit granting agreement under which the business has not been settled since the validity of this Agreement, the business will be included in this Agreement and occupy the credit line under this Agreement directly. Party A commits that it will ask for confirmation of the guarantor under the former credit facility agreement for the debts under this Agreement continuously at the request of Party B.

28. Validity and Amendment. This Agreement comes into effect once signed (or sealed) by Party A’s legal representative or authorized agent and stamped with official seal and signed (or sealed) by Party B’s legal representative or authorized agent and stamped with official seal. Unless Party B cancels the credit line entirely and Party A no longer has any financing or debt balance under this Agreement and all accompanying financing documents, this Agreement will remain valid permanently.

(End of Part 1)

Credit Line Agreement

Part 2 Commercial Terms (Financing Credit Line Form)

Party A: Shenzhen Xunlei Networking Technologies Co., Ltd.
Descriptions of Credit Line
Amount (currency) of credit line	RMB Three Hundred and Sixty Five Million Only	Term of availability	From May 12, 2025 to April 1, 2026
Mode of revolving	☑Revolving; ◻Non-revolving; ◻Others
Nature of credit line	Commitments that are unconditionally cancellable at any time
The guarantor that provides guarantee for the debt under this Agreement and guarantee contract includes but is not limited to:
Guarantor	Shenzhen Xunlei Networking Technologies Co., Ltd.	Mode of guarantee	☑Mortgage ; ◻Pledge; ☑Guarantee
Guarantor		Mode of guarantee	◻Mortgage; ◻Pledge; ☑Guarantee
Guarantor	/	Mode of guarantee	◻Mortgage; ◻Pledge; ◻Guarantee
Margin proportion for different businesses	◻Discount %; ◻L/C opening %; ◻ Banknote opening %; ◻Opening of L/G/SLC %；◻Others
Applicable financing varieties and condition of credit line (tick the variety chosen with “√” and delete inapplicable ones with “×”)
Applicable financing variety	Credit line (amount and currency)		Longest term per business	Remarks
◻ ◻Loan

Credit Line Agreement

◻Working capital loan
◻Fixed assets loan
◻M&A loan
◻	◻Trade financing
◻Opening of bank acceptance
◻Trade acceptance discount (including negotiated interest payment)
◻Banknotes discount
◻Trade acceptance discount (client is acceptor)
◻Factorage financing
◻Opening of L/C (including buyer’s usance)
◻Advance against inward documentary bills (under L/C/ inward collection)
◻Negotiation of export L/C
◻Outward bills purchased under collection
◻Packing loan
◻Opening of L/G/SLC
◻Import Refinance
◻Financing of outward remittance

Credit Line Agreement

◻Import security
◻Domestic L/C buyer’s financing
◻ ◻ Others

Other matters as mutually agreed:

Special notes:

(1) The amount of credit line occupied by all applicable financing varieties shall not exceed the maximum credit line. Where Party A requires the credit line of one applicable financing variety apply independently instead of together with other applicable financing varieties, the amount of such applicable financing variety shall be marked separately.

(2) Party A is also the mortgagor or pledger, fill in “party concerned” or “Party A’s name” in guarantor column.

(3) If RMB interest rate is an annual interest rate, the floating cycle should be marked for floating interest rate. Fill in “amount of single transaction” or “rate” in the rate column. Except otherwise agreed upon, the loan interest rate shall be calculated by simple interest. The method of interest calculation can be found on the website of the People’s Bank of China.

This Agreement is made in five original copies, one copy for Party A, three copies for Party B, one copy for the mortgage registration authority, and all copies having the same legal force.

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Credit Line Agreement

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This Agreement is concluded by and between the following two parties on May 12, 2026. Party A hereby acknowledges that prior to the signature of this Agreement, both parties have explained and discussed in detail all the terms contained herein and have no doubt regarding these terms. Both parties have also understood their respective rights and obligations and the legal meaning of terms regarding restrictions of responsibilities and exception accurately.

Party A (official seal)	Party B (official seal or special seal for contract)
Legal representative or authorized agent (signature or seal)	Legal representative or authorized agent (signature or seal)

Credit Line Agreement

Appendix 1:

Agreement on Change of Credit Line (Form)

No.:

Party A	Party B	Shanghai Pudong Development Bank Co., Ltd., Branch

According to the Credit Line Agreement (No.             ) concluded by and between Party A and Party B, both parties hereto agree to change relevant matters related to the credit line that Party B grants to Party A. Both parties hereby agree the change agreement serves as an indispensable part of the Credit Line Agreement which will remain valid except for the terms specified in the change agreement.

Main matter changed	◻Amount of credit line ◻Term of availability ◻Financing variety ◻Mode of guarantee ◻Others
The changed financing credit line form as mutually confirmed by Party A and Party B is as below:
Amount of credit line (currency)	Expiry date of term of availability of credit line
Mode of revolving	◻Revolving; ◻ Non-revolving; ◻Others
Nature of credit line	Commitment unconditionally revocable at any time
The guarantor that provides guarantee for the debt under this Agreement and guarantee contract include but is not limited to:
Guarantor	Mode of guarantee	◻Mortgage; ◻Pledge; ◻ Guarantee
Guarantor	Mode of guarantee	◻Mortgage; ◻Pledge; ◻ Guarantee

Credit Line Agreement

Guarantor	Mode of guarantee		◻Mortgage; ◻Pledge; ◻ Guarantee
Margin proportion for different businesses	◻Discount %; ◻L/C opening %;◻Banknote opening %; ◻Opening of L/G/SLC %; ◻Others
Applicable financing varieties and condition of credit line (tick the variety chosen with “√” and delete inapplicable ones with “×”)
Applicable financing variety	Credit line(amount and currency)	Interest rate/rate	Longest term per business	Remarks
◻Loan
◻Working capital loan
◻Fixed assets loan
 ◻Trade financing